As filed with the Securities and Exchange Commission on March 30, 2012

Registration No. 333-[ ● ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vringo, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-4988129
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

44 W. 28th Street

New York, New York 10001

(646) 525-4319

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

 Andrew D. Perlman

Chief Executive Officer

Vringo, Inc.

44 W. 28th Street

New York, New York 10001

(646) 525-4319

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

 Copies to:

Kenneth R. Koch, Esq.

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

(212) 935-3000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

                If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum		Proposed Maximum
of Securities to be	Amount to be	Offering Price		Aggregate Offering	Amount of
Registered	Registered	Per Share		Price	Registration Fee
Common Stock, $0.01 Par Value Per Share	2,672,756 Shares(1)	$1.63	(2)	$4,356,592.28	$499.27

(1)	This registration statement is being used to register for resale 2,672,756 shares of common stock issuable upon exercise of warrants issued to certain accredited investors. This registration statement shall also cover an indeterminate number of additional shares that may become issuable by virtue of any stock split, dividend or other distribution, recapitalization or similar event in accordance with Rule 416.

(2)	Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant’s common stock as reported by the NYSE Amex on March 28, 2012, which date is within five business days prior to the initial filing of this registration statement.

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2012

PROSPECTUS

2,672,756 Shares of

Common Stock

This prospectus relates to the sale of an aggregate of 2,672,756 shares of our common stock, $0.01 par value per share, issuable upon exercise of certain warrants held by the selling security holders identified in this prospectus, including their transferees, pledgees, donees or successors.

The selling security holders may sell their shares of our common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of common stock by the selling security holders, other than the exercise price of the warrants.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. We are paying the cost of registering the shares of our common stock covered by this prospectus as well as various related expenses. The selling security holders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares of our common stock.

Our common stock is traded on the NYSE Amex under the symbol “VRNG.” On March 29, 2012, the closing sale price of our common stock on the NYSE Amex was $1.66 per share.

Investment in our common stock involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [ ● ], 2012.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find Additional Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in shares of our common stock. All references in this prospectus to “Vringo,” “the Company,” “we,” “us” or “our” mean Vringo, Inc., unless we state otherwise or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus, together with any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

SUMMARY

Our Business

We provide a range of software products for mobile video entertainment, personalization and mobile social applications. Our comprehensive software platforms include applications that allow users to: (i) create, download and share mobile video entertainment content in the form of video ringtones for mobile phones, (ii) create social picture ringtone and ringback content in the form of animated slideshows sourced from their friends’ social networks, (iii) create ReMixed video clips from artists and branded content, and (iv) utilize Fan Loyalty mobile applications for contestant based reality TV shows. We believe that our services represent the next stage in the evolution of the mobile content and mobile social applications market. We anticipate that the mobile content and service market will begin to migrate from standard audio ringtones and content to high-quality video services, with social networking capability and integration with web systems. We also believe that social network information and updates will be shared regularly when friends regularly communicate by voice and by text messages. Our video ringtone solutions and other mobile social and video applications, which encompass a suite of mobile and PC-based tools, enable users to create, download and share video and other social content with ease as part of the normal communication process, and provide our business partners with a consumer-friendly and easy-to-integrate monetization platform.

To date, we have developed four different mobile video, personalization and mobile social application platforms:

•	Video Ringtones - our original product platform that allows users to create, download and share mobile entertainment content in the form of video ringtones for mobile phones;

•	Facetones™ - a visual ringtone experience based on social network pictures from a user’s friends;

•	Video ReMix - an application that allows a user to create his or her own music video by tapping on a smartphone or tablet, in partnership with music artists and brands; and

•	Fan Loyalty - a platform that allows users to obtain video and video ringtones, view information on certain reality television series and stars and vote for contestants.

To develop these platforms, we have leveraged our existing technology, intellectual property and our extensive experience with mobile video, personalization and social applications. We believe that these platforms will represent a significant component of our business going forward.

Our ability to compete successfully depends on our ability to ensure a continuing and timely introduction of innovative new products and technologies to the marketplace. As a result, we must make significant investments in research and development. To date, we filed over 24 patents, 3 of the patents that have been filed have been granted by the USPTO and we have received a notice of allowance for 1 patent in Europe.

We were incorporated in January 2006 and are still a development stage company. Our principal executive offices are located in New York, NY, and in addition, we have a wholly owned subsidiary, Vringo (Israel) Ltd., located in Bet-Shemesh, Israel. From inception through December 31, 2011, we recorded revenues of $949,000, which includes $623,000 from revenue share subscription services, $118,000 from one-time setup fees, $89,000 from Facetones™, $80,000 from Fan Loyalty application formats, $30,000 from Video ReMix platform and $9,000 from applications sold. We believe that current cash levels will be sufficient to support our activity into the fourth quarter of 2012. The continuation of our business is dependent upon the successful consummation of the merger with Innovate/Protect and/or similar merger or acquisition, financing and/or further development of our products. There can be no assurance that the merger will be consummated, or that business development opportunities will materialize. Should we need to raise funds, the issuance of additional equity securities by us could result in a substantial dilution to our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. All of our audited consolidated financial statements since inception have contained a statement by our management that raises substantial doubt about us being able to continue as a going concern unless we are able to raise additional capital.

Our video ringtone platform was our initial product focus since inception. We believe that our comprehensive video ringtone service represents the next stage in the evolution of the ringtone market from standard audio ringtones to high-quality video ringtones, with social networking capability and integration with web systems. Our solution, which encompasses a suite of mobile and PC-based tools, enables users to create, download and share video ringtones with ease. Our solution, furthermore, provides our business partners with a consumer-friendly and easy-to-integrate monetization platform. This platform combines a downloadable mobile application which works on multiple operating systems and over 400 mobile handsets, a WAP site, which is a simplified website accessible by a user on a mobile phone, and a website, together with a robust content integration, management and distribution system. As part of providing a complete end-to-end video ringtone platform, we have amassed a library of over 12,000 video ringtones that we provide for our users in various territories. Certain portions of this library are geographically restricted. We also have developed substantial tools for users to create their own video ringtones and for mobile carriers and other partners to include their own content and deliver it exclusively to their customers. Our VringForward™ video ringtone technology allows users to enjoy a rich social experience by sharing video ringtones from our library or which they created.

1

Until the end of 2009, our video ringtone service was offered to consumers for free. At that point, we moved to a paid service model together with mobile carriers and other partners around the world. The revenue model for our video ringtone service offered through the carriers is generally a subscription-based model where users pay a monthly fee for access to our service and additional fees for premium content. Our free version is still available in markets where we have not entered into commercial arrangements with carriers or other partners. We have built our video ringtone platform with a flexible back-end and front-end that is easy to integrate with the back-end systems of mobile carriers and easy to co-brand with mobile carriers. To date, we have filed 24 patent applications for our platform, three of which have been issued to date, and we continue to create new intellectual property.

Recent Developments

Merger Agreement

Subsequent to year end, on March 12, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VIP Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Innovate/Protect, Inc., a Delaware corporation and an intellectual property firm founded in 2011, whose wholly-owned subsidiary, I/P Engine, holds eight patents that were acquired from Lycos Inc. (“Innovate/Protect”), pursuant to which Innovate/Protect will merge with and into Merger Sub, with Merger Sub being the surviving corporation (the “Surviving Corporation”) through an exchange of capital stock of Innovate/Protect for capital stock of Vringo (the “Merger”).

Under the terms of the Merger Agreement, upon completion of the Merger, (i) each share of then-outstanding common stock of Innovate/Protect, par value $0.0001 per share (“Innovate/Protect Common Stock”) (other than shares held by us, Innovate/Protect or any of our and their subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the number of shares of our common stock, par value $0.01 per share (“Vringo Common Stock”) equal to the Common Stock Exchange Ratio (as defined below) and (ii) each share of then-outstanding Series A Convertible Preferred Stock of Innovate/Protect, par value $0.0001 per share (total 6,968 shares outstanding) (“Innovate/Protect Series A Stock” and together with the Innovate/Protect Common Stock, “Innovate/Protect Capital Stock”) (other than shares held by us, Innovate/Protect or any of our and their subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the same number of shares of Vringo Series A Convertible Preferred Stock (“Vringo Preferred Stock”), which 6,968 shares shall be convertible into an aggregate of 21,026,637 shares of Vringo Common Stock. The Vringo Preferred Stock will have the powers, designations, preferences and other rights as will be set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be filed by us prior to closing. The Common Stock Exchange Ratio initially is 3.0176, subject to adjustment as set forth in the Merger Agreement. In addition, at the effective time of the Merger, Vringo will issue to the holders of Innovate/Protect Capital Stock and the holder of Innovate/Protect’s issued and outstanding warrant (on a pro rata as-converted basis) an aggregate of 15,959,838 warrants to purchase an aggregate of 15,959,838 shares of Vringo Common Stock with an exercise price of $1.76 per share. The issued and outstanding warrants to purchase Innovate/Protect Common Stock shall be exchanged for 250,000 shares of Vringo common stock and 850,000 warrants to purchase 850,000 shares of Vringo Common Stock with an exercise price of $1.76 per share.

In addition, at the effective time of the Merger, each outstanding and unexercised option to purchase Innovate/Protect Common Stock (each a “Innovate/Protect Stock Option”), whether vested or unvested will be converted into and become an option to purchase Vringo Common Stock and we will assume such Innovate/Protect Stock Option in accordance with the terms of the Innovate/Protect 2011 Equity Incentive Plan. After the effective time of the Merger, (a) each Innovate/Protect Stock Option assumed by us may be exercised solely for shares of Vringo Common Stock and (b) the number of shares of Vringo Common Stock and the exercise price subject to each Innovate/Protect Stock Option assumed by us shall be determined by the Common Stock Exchange Ratio.

Immediately following the completion of the Merger, the former stockholders of Innovate/Protect are expected to own approximately 55.41% of the outstanding common stock of the combined company, and our current stockholders are expected to own approximately 44.59% of the outstanding common stock of the combined company. On a fully diluted basis, the former stockholders of Innovate/Protect are expected to own approximately 67.55% of the outstanding common stock of the combined company, and our current stockholders are expected to own approximately 32.45% of the outstanding common stock of the combined company.

Innovate/Protect is the owner of patent assets acquired from Lycos, one of the largest search engine websites of its kind in the mid-late 1990s, with technologies that remain critical to current search platforms. In September 2011, Innovate/Protect through its subsidiary, I/P Engine, initiated a patent infringement lawsuit in the United States District Court for the Eastern District of Virginia against Google, Inc., AOL, Inc., IAC Search & Media, Inc., Gannett Company, Inc. and Target Corporation for unlawfully using systems that incorporate features claimed in two patents owned by I/P Engine. The patents relate to relevance search technology that is used in the search engine industry to produce better search results, and has also become the dominant technology used in search advertising to position high-quality advertisements. Through the strategic combination with Innovate/Protect, we expect to substantially increase our intellectual property portfolio, add significant talent in technological innovation, and be positioned to potentially enhance our opportunities for revenue generation through the monetization of the combined company’s assets.

2

We have expended significant effort and management attention on the proposed transaction. There is no assurance that the transaction contemplated by the Merger Agreement will be consummated. If the transaction is not consummated for any reason, our business and operations, as well as the market price of our stock and warrants may be adversely affected. For accounting purposes, based on our preliminary assessment, I/P was identified as the “Acquirer”, as it is defined in FASB Topic ASC 805. As a result, in the post-combination consolidated financial statements, Innovate/Protect’s assets and liabilities will be presented at its pre-combination amounts, and our assets and liabilities will be recognized and measured in accordance with the guidance for business combinations in ASC 805. We are currently evaluating the effect of this on our financial statements. We believe such effect will be material.

Departure of Chief Executive Officer

Effective March 8, 2012, Jonathan Medved resigned from his position as our Chief Executive Officer and a member of our Board of Directors. In connection with his resignation, Mr. Medved and Vringo (Israel) Ltd. entered into a Separation Letter Agreement (the “Separation Agreement”) effective March 8, 2012. Under the terms of the Separation Agreement, and consistent with Mr. Medved’s employment agreement and amendment thereto, Mr. Medved will be entitled to receive salary and benefits until February 6, 2013, and continue to vest stock options after his termination. In addition, options granted to Mr. Medved at $0.01 will fully vest as of June 21, 2012 and the expiration date for exercising all options vested on or before June 21, 2013 is extended to September 21, 2013. Furthermore, Vringo’s Board of Directors granted Mr. Medved an additional 100,000 options at an exercise price of $1.65 per share. These options shall vest over a three year period.

Appointment of Chief Executive Officer

On March 11, 2012, the Board of Directors promoted Andrew D. Perlman to the position of our Chief Executive Officer, effective March 11, 2012, to fill the vacancy created by the resignation of Jonathan Medved. Mr. Perlman will continue to serve as our President and a member of our Board of Directors.

Facebook, Inc.

On February 9, 2012, we entered into an agreement with Facebook, Inc. relating to the use of our Facetones mark and domain name (the “Facetones Mark”). Prior to the agreement, the parties had a potential dispute regarding the Facetones Mark. By entering into the agreement, the potential dispute has been favorably resolved to the satisfaction of both parties. The agreement clarifies our permitted use of the Facetones Mark including making certain changes to its U.S. trademark application to clarify the description of the Facetones service and agreeing to certain limitations on its use of the Facetones Mark.

Exercise of Warrants

Between February 6 and February 14, 2012, we entered into agreements with holders of certain of our outstanding warrants (the “Holders”), pursuant to which the Holders exercised warrants to purchase 3,828,993 shares of our common stock for aggregate proceeds to us of $3.6 million. We issued new five-year warrants to purchase an aggregate of 2,660,922 shares of common stock at an exercise price of $1.76 per share in consideration for the immediate exercise of the warrants.

NYSE Amex

As previously disclosed, on July 21, 2011, the NYSE Amex accepted our plan for regaining compliance with the NYSE Amex's listing standards (the "Plan"). The Plan was submitted in response to a notice received on May 24, 2011 from the NYSE Amex regarding our non-compliance with certain continued listing standards. Our listing is now continued under an extension with a target completion date of April 12, 2012. As noted above, during February 2012, approximately 90% of then outstanding Special Bridge and Conversion Warrants, previously classified as a long-term liability, were exercised for aggregate proceeds of $3.6 million. In addition, as part of the transaction, certain holders of the exercised warrants were granted additional warrants to purchase approximately 2.66 million of our shares. According to a preliminary estimation, the total effect, including the offsetting impact of classification of some of above-mentioned warrants as a long-term liability (see Note 17 to the accompanying consolidated financial statements), is an increase of approximately $4.1 million in our total stockholder’s equity.

We believe that, as a result of the warrant exercise, we will regain compliance with the Exchange’s listing standards. While the NYSE Amex has not initiated delisting proceedings, there is no assurance that it will not do so in the future.

We believe that current cash levels will be sufficient to support our activity into the fourth quarter of 2012. The continuation of our business is dependent upon the successful consummation of the Merger with Innovate/Protect and/or similar merger or acquisition, financing and/or further development of our products. There can be no assurance that the Merger will be consummated, or that business development opportunities will materialize. Should we need to raise funds, the issuance of additional equity securities by us could result in a substantial dilution to our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

3

We were incorporated as a Delaware corporation in January 2006. Our principal executive offices are located in New York, New York and we have a subsidiary, Vringo (Israel) Ltd., located in Beit Shemesh, Israel.  Our executive offices are located at 44 W. 28th Street, New York, New York 10001 and our telephone number at this location is (646) 525-4319. Our website address is www.vringo.com. The information on our website is not part of this prospectus.

The Offering

This prospectus relates to the resale of 2,672,756 shares of common stock issuable upon exercise of certain warrants held by the selling security holders identified in this prospectus, including their transferees, pledgees, donees or successors. A description of the transactions in which the selling security holders were issued the warrants is set forth in the Current Reports on Form 8-K which we filed with the SEC on February 7, 2012 and February 14, 2012, respectively.

We have agreed to register the offer and sale of these shares to satisfy registration rights we have granted to various investors. We will not receive any proceeds from the sale of common stock by the selling security holders, other than as a result of the exercise of warrants held by the selling security holders for cash.

4

RISK FACTORS

An investment in our securities involves a high degree of risk and should not be made by anyone who cannot afford to lose his or her entire investment. You should consider carefully the following risks, together with all other information contained in this prospectus, before deciding to invest in our securities. If any of the following events or risks actually occurs, our business, operating results and financial condition would likely suffer materially and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

We may not be able to consummate our Merger with Innovate/Protect.

On March 12, 2012, we entered into a Merger Agreement, pursuant to which Innovate/Protect will merge with and into our wholly owned subsidiary, Merger Sub, with Merger Sub being the surviving corporation through an exchange of capital stock of Innovate/Protect for our capital stock of Vringo. The consummation of the transaction with Innovate/Protect is subject to stockholders approval and other closing conditions. We have expended significant effort and management attention on the proposed transaction. There is no assurance that the transaction will be approved. For example, our stockholders may not approve the transaction. If the transaction is not consummated for any reason, our business and operations, as well as the market price of our stock and warrants may be adversely affected.

The issuance of our shares of common stock to Innovate/Protect stockholders in connection with the Merger will substantially dilute the voting power of our current stockholders.

Pursuant to the terms of the Merger Agreement, it is anticipated that we will issue equity instruments to Innovate/Protect stockholders representing approximately 67.55% of the outstanding equity instruments of the combined company calculated on a fully diluted basis as of immediately following the completion of the Merger. After such issuance, our equity instruments outstanding immediately prior to the completion of the Merger will represent approximately 32.45% of the outstanding equity instruments of the combined company, calculated on a fully diluted basis as of immediately following the completion of the Merger. Accordingly, the issuance of our equity instruments Innovate/Protect stockholders in connection with the Merger will significantly reduce the relative voting power of each share of our common stock held by our current stockholders.

To date, we have generated only losses, which are expected to continue for the foreseeable future.

As of December 31, 2011, we had a cash balance of $1.2 million and $1 million of net working capital. For the years ended December 31, 2011 and 2010 and for the cumulative period from inception until December 31, 2011, we incurred net losses of $7.5 million, $9.9 million and $37.5 million, respectively. As of December 31, 2011, our deficit in stockholders' equity was $1.2 million.

We expect our net losses to continue in the foreseeable future, as we continue to grow our user base through carrier partnerships, continue to ensure we have broad handset reach, enhance our viral and social tools, maintain and grow our product and technology portfolio, build a strong revenue base of recurring monthly subscription revenue, find new forms of distribution, and explore monetization through advertising and revenue through content sales.

We are a development stage company with no significant source of income and our there is a significant doubt about our ability to continue our activities as a going concern.

We are still a development stage company. Our operations are subject to all of the risks inherent in development stage companies which do not have significant revenues or operating income. Our potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially technology start-up companies. We cannot provide any assurance that our business objectives will be accomplished. All of our audited consolidated financial statements since inception have contained a statement by our management that raises substantial doubt about us being able to continue as a going concern unless we are able to raise additional capital. Our financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our operations cease.

We believe that current cash levels will be sufficient to support our activity into the fourth quarter of 2012. The continuation of our business is dependent upon the successful consummation of our Merger with Innovate/Protect, or similar merger or acquisition, financing and upon the further development of our products.

The exercise of a substantial number of warrants or options by our security holders may have an adverse effect on the market price of our common stock.

Should our currently outstanding warrants be exercised, there will be an additional 7,885,042 shares of common stock eligible for trading in the public market. In addition, we currently have options outstanding to purchase 4,718,450 shares of common stock, granted as of the reporting date, to our management, employees, directors and consultants. In March 2012, our Board approved participation of all outstanding options in future dividends, as well as, acceleration of vesting of all outstanding options, if certain market conditions are met. In addition, all outstanding options granted to members of the Board shall fully vest if a Board member ceases to be a director at any time during the six-month period immediately following a change of control. Certain options which are outstanding have exercise prices that are below, and in some cases significantly below, recent market price. Such securities, if exercised, will increase the number of issued and outstanding shares of common stock. Therefore, the sale, or even the possibility of sale, of the shares of common stock underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing. The average weighted exercise price of all currently outstanding warrants and options, as of March 30, 2012, is $3.17 per share.

5

Under the terms of the Merger Agreement, we will issue Innovate/Protect shareholders warrants to purchase 15,959,838 shares of our common stock at an exercise price of $1.76 per share. In addition, all outstanding warrants to purchase Innovate/Protect’s common stock that are outstanding and unexercised immediately prior to the Merger agreement, shall be exchanged for 250,000 shares of our common stock and 850,000 warrants to purchase 850,000 shares of Vringo Common Stock with an exercise price of $1.76 per share. Finally, additional 41,178 options at an exercise price of $0.994 will be issued. As a result of an approval of our merger with Innovate/Protect, the total number of warrants and options held by our security holders will be increased by 16,851,016.

Future sales of our shares of common stock by our stockholders could cause the market price of our common stock to drop significantly, even if our business is performing well.

 We currently have 13,861,423 shares of common stock issued and outstanding, excluding shares of common stock issuable upon exercise of warrants or options. As shares saleable under Rule 144 are sold or as restrictions on resale need, the market price of our stock could drop significantly, if the holders of restricted shares sell them, or are perceived by the market as intending to sell them. This decline in our stock price could occur even if our business is otherwise performing well. We anticipate filing Registration Statements in the near term for the common stock shares underlying (a) the 2,672,756 new warrants issued in February 2012 (including 11,834 warrants issued to our placement agent) and (b) 4,718,450 options currently outstanding under our 2006 Stock Option Plan.

Under the terms of the Merger Agreement, we will issue Innovate/Protect shareholders 16,972,977 of our common stock shares and Series A Convertible Preferred stock, convertible into 21,026,637 of our common stock shares. In addition, all outstanding warrants to purchase Innovate/Protect’s common stock that are outstanding and unexercised immediately prior to the Merger agreement, shall be exchanged for 250,000 shares of Vringo Common Stock and 850,000 warrants to purchase 850,000 shares of Vringo Common Stock with an exercise price of $1.76 per share. Upon the consummation of the Merger, if consummated, the number of outstanding shares of common stock (calculated on a fully diluted basis) held by our security holders will significantly increase.

If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.

Our ability to compete depends in part upon the strength of our proprietary rights in our technologies, brands and content. We rely on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and license agreements to establish and protect our intellectual property and proprietary rights. The efforts we have taken to protect our intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our services are made available through the Internet. There may be instances where we are not able to fully protect or utilize our intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our intellectual property and proprietary rights from unauthorized use, the value of our products may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products. In addition, protecting our intellectual property and other proprietary rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We also rely on trade secrets and contract law to protect some of our proprietary technology. We have entered into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

The possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.

We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.

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If we or our users infringe on the intellectual property rights of third parties, we may have to defend against litigation and pay damages and our business and prospects may be adversely affected.

If a third party were to assert that our products infringe on its patent, copyright, trademark, right of publicity, right of privacy, trade secret or other intellectual property rights, we could incur substantial litigation costs and be forced to pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert our management’s time and attention. Such claims or the lack of available access to certain sites or content could also cause our customers or potential customers to purchase competitors’ products if such competitors have access to the sites or contents that we are lacking or defer or limit their purchase or use of our affected products or services until resolution of the claim. In connection with any such claim or litigation, our mobile carriers and other partners may decide to re-assess their relationships with us, especially if they perceive that they may have potential liability or if such claimed infringement is a possible breach of our agreement with such mobile carrier. If any of our products are found to violate third-party intellectual property rights, we may have to re-engineer one or more of our products, or we may have to obtain licenses from third parties to continue offering our products without substantial re-engineering. Our efforts to re-engineer or obtain licenses could require significant expenditures of time and money and may not be successful. Accordingly, any claims or litigation regarding our infringement of intellectual property of a third party by us or our users could have a material adverse effect on our business and prospects.

Third party infringement claims could also significantly limit our Vringo Studio product and the content available in our content library. Our Vringo Studio tool allows users to access video from multiple sites on the web or from their computer and then edit and send these video clips to their mobile phones as customized video ringtones. These websites could choose to block us from accessing their content for violating their terms of service by allowing users to download clips or for any other reason, which could significantly limit the availability of content in the Vringo Studio. Additionally, while we employ special software that seeks to determine whether a clip is copyrighted or otherwise restricted, it is not feasible for us to determine whether users of Vringo Studio own or acquire appropriate intellectual property permissions to use each clip before it is downloaded. Therefore, we require users of the Vringo Studio to certify that they have the rights to use the content which they desire to send to their phone. Additionally, while the majority of the clips in our content library are either licensed by us directly or are public domain or creative commons, our content library contains certain clips which we have not licensed from the content owner. As a result, we may receive cease-and-desist letters, or other threats of litigation, from website hosts and content owners asserting that we are infringing on their intellectual property or violating the terms and conditions of their websites. In such a case, we will remove or attempt to obtain licenses for such content or obtain additional content from other websites. However, there is no assurance that we will be able to enter into license agreements with content owners. Consequently, we may be forced to remove a portion of our content from our library and significantly limit the availability of content in the Vringo Studio. This would negatively impact our user experience and may cause users to cancel our service and make our service less attractive to our partners.

If we are unable to enter into or maintain distribution arrangements with major mobile carriers and/or other partners and develop and maintain strategic relationships with such mobile carriers and/or other partners, we will be unable to distribute our products effectively or generate significant revenue.

Our strategy for pursuing a significant share of the video ringtone market is dependent upon establishing distribution arrangements with major mobile carriers and other partners. We need to develop and maintain strategic relationships with these entities in order for them to market our service to their end users. While we have entered into agreements with certain partners pursuant to which our service may be made available to their end-users, such agreements are not exclusive and generally do not obligate the partner to market or distribute our service. In addition, a number of our distribution agreements allow the mobile carrier to terminate its rights under the agreement at any time and for any reason upon 30 days’ notice. We are dependent upon the subsequent success of these partners in performing their responsibilities and sufficiently marketing our service. We cannot provide you any assurance that we will be able to negotiate, execute and maintain favorable agreements and relationships with any additional partners, that the partners with whom we have a contractual relationship will choose to promote our service or that such partners will be successful and/or will not pursue alternative technologies.

If we are unsuccessful in entering into and maintaining content license agreements, our revenues will be negatively affected.

The success of our service is dependent upon our providing end-users with content they desire. An important aspect of this strategy is establishing licensing relationships with third party content providers that have desirable content. Content license agreements generally have a fixed term, may or may not include provisions for exclusivity and may require us to make significant minimum payments. We have entered into approximately 35 content license agreements with various content providers. While our business is not dependent on any particular content license agreement, there is no assurance that we will enter into a sufficient number of content license agreements or that the ones that we enter into will be profitable and will not be terminated early.

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We may not be able to generate revenues from certain of our prepaid mobile customers.

We currently operate in markets that have a high percentage of prepaid mobile customers. Many of these users may not have a sufficient balance in their prepaid account when their free trial ends and we bill them to cover the charges for subscribing to our service. As a result, the subscriber numbers that we periodically disclose may not generate revenues at the expected level.

We are dependent on mobile carriers and other partners to make timely payments to us.

We will receive our revenue from mobile carriers and other distribution partners who may delay payment to us, dispute amounts owed to us, or in some cases refuse to pay us at all. Many of these partners are in markets where we may have limited legal recourse to collect payments from these partners. Our failure to collect payments owed to us from our partners will have an adverse effect on our business and our results of operations.

We may not be able to continue to maintain our application on all of the operating systems which we currently support.

Our applications are compatible with various mobile operating systems including the Symbian, Sony Ericsson, Java, Windows Mobile, Android and Blackberry operating systems. While Windows Mobile, Blackberry and Android do not support video ringtones natively, our development team has enabled our application to work on many devices which utilize these operating systems. Since these operating systems do not support our applications natively, any significant changes to these operating systems by their respective developers may prevent our application from working properly or at all on these systems. If we are unable to maintain our application on these operating systems or on any other operating systems, users of these operating systems will not be able to use our application, which could adversely affect our business and results of operations.

We operate in the digital content market where piracy of content is widespread.

Our business strategy is partially based upon users paying us for access to our content. If users believe they can obtain the same or similar content for free via other means including piracy, they may be unwilling to pay for our service. Additionally, since our own clips do not have any copy protection, they can theoretically be distributed by a paying user to a non-paying user without any additional payment to us. If users or potential users obtain our content or similar content without payment to us, our business and results of operations will be adversely affected.

Major network failures could have an adverse effect on our business.

Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, transport facilities, communications switches, routers, microwave links, cell sites or other third-party equipment on which we rely, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on our operations or our ability to provide service to our customers. These events could disrupt our operations, require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, results of operations and financial condition.

Our data is hosted at a remote location. Although we have full alternative site data backed up, we do not have data hosting redundancy. Accordingly, we may experience significant service interruptions, which could require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, results of operations and financial condition.

In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol-enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which we have less direct control. As a result, the network infrastructure and information systems on which we rely, as well as our customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in our service or adversely affect the ability of our customers to access our service. Such lapses could have a material adverse effect on our business and our results of operations.

Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry.

The market for our products and services is characterized by rapid change and technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make our products and services less attractive. Furthermore, our competitors may have access to technology not available to us, which may enable them to produce products of greater interest to consumers or at a more competitive cost. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to our business and operating results. As a result, our success will depend, in part, on our ability to develop and market product and service offerings that respond in a timely manner to the technological advances available to our customers, evolving industry standards and changing preferences.

Our Facetones™ application depends upon our continued access to Facebook® photos.

Our Facetones™ application creates automated video slideshow using friends' photos from social media web sites, primarily from Facebook®, the world's leading social media site. In the event Facebook® prohibits or restricts the ability of our application to access photos on its site, our business, financial condition, operating results and projected growth could be harmed. In February 2012, we entered into an agreement with Facebook®, which clarifies our permitted use of the Facetones™ mark and domain name.

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If our Facetones™ trademark is challenged by another party, our revenue from this application may be adversely affected.

On February 9, 2012, Vringo entered into an agreement with Facebook, Inc. an online social network, relating to the use of our Facetones™ mark and domain name (collectively, the "Facetones Mark").  The Agreement resolved a potential dispute between the parties regarding the Facetones Mark.  Nonetheless, Facebook reserves the right to challenge the Facetones Mark in the future if Vringo violates certain limitations on its use of the Facetones Mark and/or certain conditions are not met.  If Facebook or any other party successfully challenges our Facetones Mark, we will need to re-brand our application, which may have a negative impact on our revenue from this application.

Regulation concerning consumer privacy may adversely affect our business.

Certain technologies that we currently support, or may in the future support, are capable of collecting personally-identifiable information. We anticipate that as mobile telephone software continues to develop, it will be possible to collect or monitor substantially more of this type of information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of our business. In the United States, these laws could include the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach Bliley Act, as well as various state laws and related regulations. In addition, certain governmental agencies, like the Federal Trade Commission, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. In particular, such laws could limit our ability to collect information related to users or our services, to store or process that information in what would otherwise be the most efficient manner, or to commercialize new products based on new technologies. The evolving nature of all of these laws and regulations, as well as the evolving nature of various governmental bodies’ enforcement efforts, and the possibility of new laws in this area, may adversely affect our ability to collect and disseminate or share certain information about consumers and may negatively affect our ability to make use of that information. If we fail to successfully comply with applicable regulations in this area, our business and prospects could be harmed.

Our ability to raise capital through equity or equity-linked transactions may be limited.

In order for us to raise capital through equity or equity-linked transactions, stockholder approval is required to enable us to issue more than 19.99% of our outstanding shares of common stock pursuant to the rules and regulations of the NYSE Amex. Should stockholders not approve such issuances, our sole means to raise capital would be through debt, which could have a material adverse effect on our balance sheet and overall financial condition.

If we are unable to make progress with respect to our plan to regain compliance with the minimum stockholders’ equity requirements imposed by the NYSE Amex within the required timeframes, our common stock could be delisted, which could limit stockholders’ ability to make transactions in our common stock and subject us to additional trading restrictions.

Our common stock and warrants are listed on the NYSE Amex, a national securities exchange, which imposes continued listing requirements with respect to listed shares. In May 2011, we received a letter from the NYSE Amex, stating that we are not in compliance with Section 1003(a)(iv) of the NYSE Amex Company Guide because we have sustained losses which are so substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of the NYSE Amex, as to whether we will be able to continue operations and/or meet our obligations as they mature.

On June 23, 2011, we submitted a plan to the NYSE Amex addressing how we intend to regain compliance with the continued listing standards by September 30, 2011. Based on the information in our compliance plan and related discussions with the NYSE Amex staff, the NYSE Amex determined that we had made a reasonable demonstration of our ability to regain compliance with Section 1003(a)(iv) of the NYSE Amex Company Guide by September 30, 2011 (subsequently extended to April15, 2012) and that it would continue the listing of our common stock subject to conditions. The conditions include providing updates to the NYSE Amex staff as appropriate or upon request, but no later than at each quarter completion concurrent with our filing with the Securities and Exchange Commission. If we do not show progress consistent with our compliance plan, or we do not meet the continued listing standards by April 15, 2012, the NYSE Amex could initiate delisting proceedings. While the NYSE Amex has not initiated delisting proceedings, there is no assurance that it will not do so in the future.

If the NYSE Amex delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

•	limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

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In addition, we would no longer be subject to the NYSE Amex rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards.

 If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on our business relationships and profitability.

Our research and development facility is located in Israel and many of our key personnel reside in Israel. Our business is directly affected by the political, economic and military conditions in Israel and its neighbors. Major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our existing business relationships and on our operating results and financial condition. Furthermore, several countries restrict business with Israeli companies, which may impair our ability to create new business relationships or to be, or become, profitable.

We may not be able to enforce covenants not-to-compete under current Israeli law, which may result in added competition.

We have non-competition agreements with all of our employees, almost all of which are governed by Israeli law. These agreements generally prohibit our employees from competing with or working for our competitors, during their term of employment and for up to 12 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

Because a substantial portion of our revenues is generated in dollars and euros, while a significant portion of our expenses is incurred in Israeli currency, our revenue may be reduced due to inflation in Israel and currency exchange rate fluctuations.

A substantial portion of our revenues is generated in dollars and euros, while a significant portion of our expenses, principally salaries and related personnel expenses, is paid in Israeli currency. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of Israeli currency in relation to the dollar or the euro, or that the timing of this devaluation will lag behind inflation in Israel. Because inflation has the effect of increasing the dollar and euro costs of our operations, it would therefore have an adverse effect on our dollar-measured results of operations. The value of the New Israeli Shekel, or NIS, against the United States Dollar, the Euro and other currencies may fluctuate and is affected by, among other things, changes in Israel’s political and economic conditions. Any significant revaluation of the NIS may materially and adversely affect our cash flows, revenues and financial condition. Fluctuations in the NIS exchange rate, or even the appearance of instability in such exchange rate, could adversely affect our ability to operate our business.

The termination or reduction of tax and other incentives that the Israeli government provides to domestic companies, such as our wholly-owned subsidiary, may increase the costs involved in operating a company in Israel.

The Israeli government currently provides tax and capital investment incentives to domestic companies, as well as grant and loan programs relating to research and development and marketing and export activities. Our wholly-owned Israeli subsidiary currently takes advantage of some of these programs. We cannot provide you with any assurance that such benefits and programs will continue to be available in the future to our Israeli subsidiary. In addition, it is possible that our subsidiary will fail to meet the criteria required for eligibility of future benefits. If such benefits and programs were terminated or further reduced, it could have an adverse effect on our business, operating results and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements, since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements. These risks, uncertainties and other factors include, but are not limited to, those referenced under “Risk Factors” above and in any applicable prospectus supplement and any documents incorporated by reference herein or therein.

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In addition, past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, financial condition or results of operations. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or any applicable prospectus supplement or the respective dates of documents incorporated herein or therein that include forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling security holders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling security holders. We may receive proceeds from the exercise of the warrants held by the selling security holders. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to approximately $4,704,050, unless such warrants are exercise on a cashless basis. The holders of the warrants are not obligated to exercise the warrants and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants. We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

SELLING SECURITY HOLDERS

An aggregate of up to 2,672,756 shares being offered by the selling security holders are issuable upon exercise of certain warrants issued to holders of our previously outstanding warrants.

Between February 6 and February 14, 2012, we entered into agreements with holders of certain of our outstanding warrants, pursuant to which the selling security holders exercised warrants to purchase an aggregate of 3,828,993 shares of our common stock. We issued new warrants to purchase an aggregate of 2,660,922 shares of common stock at an exercise price of $1.76 per share in consideration for the immediate exercise of the warrants. These transactions included (i) the agreement we entered into on February 6, 2012 with holders of certain of our outstanding warrants, pursuant to which such selling security holders agreed to immediately exercise warrants to purchase 2,444,866 shares of our common stock in consideration for the issuance to such selling security holders of new five-year warrants to purchase an aggregate of 1,784,709 shares of common stock that have an exercise price of $1.76 per share and are redeemable by us in the event that our common stock exceeds $5.00 for twenty of thirty trading days, and (ii) additional warrant exercises to purchase an aggregate of 1,384,127 shares of our common stock between February 8, 2012 and February 14, 2012 by holders of certain of our outstanding warrants in consideration for the issuance to such selling security holders of new five-year warrants to purchase an aggregate of 876,213 shares of common stock that have an exercise price of $1.76 per share and are redeemable by us in the event that our common stock exceeds $5.00 for twenty of thirty trading days. In addition, Maxim Partners LLC received warrants to purchase 11,834 shares of common stock at an exercise price of $1.76 per share.

The following table sets forth certain information regarding the selling security holders and the shares of our common stock beneficially owned by them and issuable to the selling security holders upon a cash exercise of the warrants, which information is available to us as of March 30, 2012. The selling security holders may offer the shares under this prospectus from time to time and may elect to sell some, all or none of the shares set forth next to their name. As a result, we cannot estimate the number of shares of our common stock that a selling security holder will beneficially own after termination of sales under this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling security holders. In addition, a selling security holder may have sold, transferred or otherwise disposed of all or a portion of that holder’s shares of our common stock since the date on which they provided information for this table. We have not made independent inquiries about this. We are relying on written commitments from the selling security holders to notify us of any changes in their beneficial ownership after the date they originally provided this information.

No material relationships exist between any of the selling security holders and us nor have any such material relationships existed within the past three years, except that (i) Maxim Parnters LLC is an affiliate of Maxim Group LLC, which served as our placement agent for a financing in December 2009 and as the representative of the underwriters in our initial public offering in June 2010 and (ii) Iroquois Capital Management LLC, together with its affiliates, is a 8.5% beneficial stockholder.

For the purposes of the following table, the number of shares of our common stock beneficially owned, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling security holder has sole or shared voting power or investment power and also any shares which that selling security holder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

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			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned (1)	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
Iroquois Master Fund Ltd.+ (2)	1,242,828	358,705	884,123	6.4%
EL Equities, LLC (3)	64,915	53,535	11,380	*
South Ferry #2, L.P. (4)	441,542	133,842	307,700	*
Aaron Wolfson	26,767	26,767	0	*
Daniel S. Senor	15,000	15,000	0	*
David Dossetter	49,966	49,966	0	*
Isaac Applbaum	37,474	37,474	0	*
Dan Laor	34,797	34,797	0	*
Nathan Ron Lawyers Company (5)	64,245	64,245	0	*
Jeffrey Belk	299,181	160,614	138,567	1.0%
Charles A. Steiger	80,000	80,000	0	*
Derek G. Fogt	80,000	80,000	0	*
Todd Kronshage	75,000	75,000	0	*
Mike Heller	75,000	75,000	0	*
George F. Gilder	31,692	31,692	0	*
Silver Mountain Partners LP (6)	210,000	210,000	0	*
Mitchell Kopin	233,535	53,535	180,000	1.3%
Joseph L. Obrant	50,000	50,000	0	*
Kingsbrook Opportunities Master Fund LP (7)	123,132	123,132	0	*
KLW Investments LLC (8)	182,029	74,953	107,076	*
Brio Capital L.P. (9)	256,286	80,307	175,979	1.3%
Ellis International Ltd. (10)	107,074	107,074	0	*
Rockmore Investment Master Fund Ltd. (11)	133,010	80,307	52,703	*
Lilac Ventures Master Fund Ltd. (12)	117,264	80,307	36,957	*
Cranshire Capital LP (13)	264,015	53,535	210,480	1.5%
Post Family Trust (14)	42,828	42,828	0	*
Alpha Capital Anstalt (15)	471,117	428,307	42,810	*
Maxim Partners LLC ^	11,834	11,834	0	*

* Less than 1%

+ Except as indicated by +, no selling security holder is an officer, director, affiliate or 5% security holder.

^ Except indicated by a ^, no selling securityholder is a broker dealer or an affiliate of a broker-dealer.

(1)	Based on 13,861,423 shares of common stock outstanding on March 30, 2012.

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(2)	Iroquois Capital Management L.L.C., or Iroquois Capital, is the investment manager of Iroquois Master Fund, LTD, or IMF. Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Messrs. Silverman and Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. Notwithstanding the foregoing, Messrs. Silverman and Abbe disclaim such beneficial ownership.

(3)	Aaron Wolfson has voting and investment control over such securities.

(4)	Aaron and Abraham Wolfson, the General Partners of South Ferry #2, L.P., have delegated all dispositive and voting rights to Morris Wolfson in his capacity as portfolio manager for South Ferry #2, L.P. Each of Aaron, Abraham and Morris Wolfson disclaim beneficial ownership over the shares except to the extent of their pecuniary interest therein.

(5)	Nathan Ron has voting and investment control over such securities.

(6)	Colin Smith has voting and investment control over such securities.

(7)	Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KBGP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of the Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(8)	Lee Lasher, Mitchell Weitzner and Robert Koppel share voting and investment control over such securities.

(9)	Shaye Hirsh has voting and investment control over such securities.

(10)	Mendy Sheen has voting and investment control over such securities.

(11)	Rockmore Capital, LLC (“Rockmore Capital”) serves as the investment manager to Rockmore Investment Master Fund Ltd (“Rockmore Master Fund”) and in such capacity has investment discretion to vote and dispose of these shares. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of Rockmore Master Fund and may be deemed to have investment discretion over these shares. Each of Rockmore Capital, Messrs. Bernstein and Daly, disclaims beneficial ownership of these shares.

(12)	Lilac Advisors, LLC (“Lilac Advisors”) serves as the investment manager to Lilac Ventures Master Fund Ltd (“Lilac Master Fund”) and in such capacity has investment discretion to vote and dispose of these shares. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Lilac Advisors, are responsible for the portfolio management decisions of Lilac Master Fund and may be deemed to have investment discretion over these shares. Each of Lilac Advisors, Messrs. Bernstein and Daly, disclaims beneficial ownership of these shares.

(13)	Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital LP (“Cranshire Capital”) and has voting control and investment discretion over securities held by Cranshire Capital. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund. Mr. Kopin also may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of an additional 233,535 shares of common stock of the issuer that are issuable upon exercise of the warrants held by Mr. Kopin.

(14)	Larry Post has voting and investment control over such securities.

(15)	Arie Rabinowitz has voting and investment control over such securities.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock previously issued to the selling security holders and shares of common issuable upon exercise of warrants previously issued to the selling security holders to permit the resale of these shares of common stock by their respective holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The selling security holders, which as used herein includes transferees, pledgees, donees or other successors selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

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The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

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In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

To our knowledge, no selling security holder is a broker-dealer or an affiliate of a broker-dealer, except for Maxim Partners LLC, which is an affiliate of Maxim Group LLC, a broker-dealer. Maxim Partners LLC may be deemed an underwriter.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated financial statements of Vringo, Inc. (a development stage company) as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 and for the cumulative period from January 9, 2006 (inception) through December 31, 2011 have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2011 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and deficit in stockholders’ equity raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 30, 2012;
•	our Currents Reports on Form 8-K, filed on February 7, 2012, February 14, 2012, February 15, 2012 and March 14, 2012;
•	the description of our common stock in our Registration Statement on Form S-1, filed on January 29, 2011, including any amendment or reports filed for the purpose of updating this description; and
•	all filings we make with the SEC pursuant to the Exchange Act after the date of this prospectus and before termination of this offering.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Secretary, Vringo, Inc., 44 W. 28th Street, New York, New York 10001 or call (646) 525-4319.

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2,672,756 Shares

of Common Stock

PROSPECTUS

[ ● ], 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with this offering are as follows:

SEC registration fee	$499
Legal fees and expenses	$15,000
Printing fees	$2,000
Accounting fees and expenses	$2,500
Miscellaneous	$1,001

Total	$21,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The amended and restated certificate of incorporation of the Company provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”).

Article EIGHTH of the Company’s amended and restated certificate of incorporation provides:

“The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Pursuant to the Company’s bylaws, the directors and officers of the Company shall, to the fullest extent permitted by the DGCL, also have the right to receive from the Company an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified for such expenses. The Company is not required to provide indemnification or advance expenses in connection with (i) any proceeding initiated by a director or officer of the Company unless such proceeding was authorized by the Board of Directors or otherwise required by law; (ii) any proceeding providing for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iii) and for amounts for which payment is actually made to or on behalf of such person under any statute, insurance policy or indemnity provisions or law; or (iv) any prohibition by applicable law.

Pursuant to the Company’s certificate of incorporation, the Company may also maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

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ITEM 16. EXHIBITS.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference our Registration Statement on Form S-1 filed on May 18, 2010)

3.2	Amended and Restated Bylaws (incorporated by reference from our Registration Statement on Form S-1 filed on January 29, 2010)

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of independent registered public accounting firm

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

(A) Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

 (B) Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

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(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, or the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on March 30, 2012.

VRINGO, INC.

By:	/s/ Andrew Perlman
Name: Andrew Perlman
Title: Chief Executive Officer
(Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Vringo, Inc., hereby severally constitute and appoint Jonathan Medved and Andrew Perlman and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Perlman	Chief Executive Officer and Director	March 30,
Andrew Perlman	(principal executive officer)	2012

/s/ Ellen Cohl	Chief Financial Officer (principal	March 30,
Ellen Cohl	financial and accounting officer)	2012

/s/ Seth M. Siegel	Chairman of the Board	March 30,
Seth M. Siegel		2012

/s/ Edo Segal	Director	March 30,
Edo Segal		2012
/s/ Philip Serlin	Director	March 30,
Philp Serlin		2012

/s/ John Engelman	Director	March 30,
John Engelman		2012

/s/ Geoffrey M. Skolnik	Director	March 30,
Geoffrey M. Skolnik		2012

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Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference our Registration Statement on Form S-1 filed on May 18, 2010)

3.2	Amended and Restated Bylaws (incorporated by reference from our Registration Statement on Form S-1 filed on January 29, 2010)

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of independent registered public accounting firm

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)